UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2019

GAMING AND LEISURE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-36124	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(IRS Employer Identification Number)

845 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
(Address of principal executive offices)

610-401-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Approval of Executive Change in Control and Severance Plan
On January 29, 2019, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Gaming and Leisure Properties, Inc. (the “Company”) adopted the Company’s Executive Change in Control and Severance Plan (the “Plan”). The purpose of the Plan is to provide certain of the Company’s senior management employees (the “Covered Executives”) with compensation and benefits in the event of a termination of employment by the Company without Cause or resignation by the employee for Good Reason or termination of employment due to death or Disability (as such terms are defined in the Plan).
Under the Plan, in the event that a Covered Executive’s employment is terminated by the Company for any reason other than for Cause, death, or Disability, or by the Covered Executive for Good Reason (such event a “Qualified Termination”) such Covered Executive shall be entitled to (i) a lump sum payment equal to two times (for the Chief Executive Officer), or one and one-half times (for all other Covered Executives), the sum of the Covered Executive’s annual base salary and average annual cash bonuses, if any, for the three years (with respect to which bonuses are determined) prior to the year of termination (“Average Bonus”), (ii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied if the Covered Executive remained employed for a period of up to 18 months (at such cost to the Covered Executive as would have applied in the absence of such termination), and (iii) full acceleration of time-base based equity awards held by the Covered Executive and any accelerated vesting of equity awards with performance-based vesting to occur in accordance with the terms of the applicable award agreement.
In addition, if the Qualified Termination occurs in connection with or within 12 months of a Change in Control (as defined in the Plan), the Covered Executive shall be entitled to (i) a lump sum payment equal to three times (for the Chief Executive Officer), or two times (for all other Covered Executives), the sum of the Covered Executive’s annual base salary and Average Bonus, (ii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied if the Covered Executive remained employed for a period of up to 24 months (at such cost to the Covered Executive as would have applied in the absence of such termination), and (iii) a lump sum payment equal to the Covered Executive’s pro rata target annual cash bonus for the year of termination. In such event, the terms of the Company’s 2013 Amended and Restated Long-Term Incentive Compensation Plan and related award agreements will control the impact on any outstanding equity awards.
In the event that a Covered Executive’s employment is terminated on account of his or her death or Disability, such Covered Executive (or the Covered Executive’s estate or beneficiaries) shall be entitled to (i) a lump sum payment equal to the sum of the Covered Executive’s annual base salary and Average Bonus, (ii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied if the Covered Executive remained employed for a period of up to 18 months (at such cost to the Covered Executive as would have applied in the absence of such termination), and (iii) full acceleration of time-base based equity awards held by the Covered Executive and any equity awards with performance-based vesting to remain outstanding and earned in accordance with the their terms based on performance but without further vesting based on service.
All payments and benefits under the Plan are subject to timely execution and non-revocation of a separation agreement and release containing, among other provision, post-termination restrictive covenants. In each case, if the Covered Executive breaches, or threatens to commit a breach of, any of the provisions of the separation agreement and release, the Covered Executive shall forfeit his right to benefits under the Plan, and to the extent that the Covered Executive has received a benefit under the Plan, the Company shall have the right to recover such benefit.
The foregoing is a summary of the Plan and should be read in conjunction with the full text of the Plan, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Gaming and Leisure Properties, Inc. Executive Change in Control and Severance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 4, 2019	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ Steven T. Snyder
	Name:	Steven T. Snyder
	Title:	Interim Chief Financial Officer